Exhibit 3.1

                                                               Amendment to Bylaws of
                                                       American National Bankshares Inc.

The Bylaws of American National Bankshares Inc. are amended as follows, effective as of May 18, 2010:

Section 2.2  The Board of Directors shall consist of Twelve (12) shareholders.

The remainder of the Bylaws shall remain in full force and effect.

Approved as of April 20, 2010 by the Board of Directors of American National Bankshares Inc.

American National Bankshares Inc.

By:_____________________________
                 President & Chief Executive Officer